October 2023

Preliminary Terms No. 10,369

Registration Statement Nos. 333-250103; 333-250103-01

Dated September 22, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Fully and Unconditionally Guaranteed by Morgan Stanley

Market-Linked Notes, which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented and modified by this document. The payment at maturity on the notes will be based on the value of the worst performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®, which we refer to collectively as the underlying indices. If each underlying index appreciates or does not depreciate at all over the term of the notes, you will receive the stated principal amount for each note you hold at maturity plus the upside payment of at least $400 (to be determined on the pricing date). If any underlying index depreciates over the term of the notes, we will pay per note a payment at maturity of only $1,000, without any positive return on the notes. The upside payment will therefore be payable only if all three underlying indices have appreciated or have not depreciated from their respective initial index values. These long-dated notes are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo current income and returns above the fixed upside payment in exchange for the repayment of principal at maturity plus the possibility of receiving a return of at least 40.00% (to be determined on the pricing date) if the final index value of each underlying index is greater than or equal to the respective initial index value. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	October 5, 2023
Original issue date:	October 11, 2023 (3 business days after the pricing date)
Maturity date:	October 11, 2028
Interest:	None
Underlying indices:	The Dow Jones Industrial AverageSM (the “INDU Index”), the S&P 500® Index (the “SPX Index”) and the NASDAQ-100 Index® (the “NDX Index”)
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

●If the final index value of each underlying index is greater than or equal to its respective initial index value:

$1,000 + the upside payment

●If the final index value of any underlying index is less than its respective initial index value:

$1,000

Worst performing underlying index:	The underlying index with the lowest percent change from the respective initial index value to the respective final index value
Upside payment:	At least $400 per note (40.00% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Initial index value:

With respect to the INDU Index, , which is the index closing value of such index on the pricing date

With respect to the SPX Index, , which is the index closing value of such index on the pricing date

With respect to the NDX Index, , which is the index closing value of such index on the pricing date

Final index value:	With respect to each underlying index, the index closing value of such index on the determination date
Determination date:	October 5, 2028, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61775MAW6 / US61775MAW64
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $927.70 per note, or within $55.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$	$
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each note they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

(2)See “Use of proceeds and hedging” on page 19.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Equity-Linked Notes dated November 16, 2020

Index Supplement dated November 16, 2020    Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Investment Summary

Market-Linked Notes

The Market-Linked Notes due October 11, 2028 Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index® (the “notes”) provide the possibility of receiving a fixed return of at least 40.00% (to be determined on the pricing date) if the final index value of each underlying index is greater than or equal to the respective initial index value. The notes provide investors:

￭the repayment of principal at maturity, subject to our creditworthiness

￭the opportunity to receive a fixed return of at least 40.00% (to be determined on the pricing date) if each underlying index has appreciated or has not depreciated at all over the term of the notes.

￭no exposure to any decline of one or more of the underlying indices if the notes are held to maturity

At maturity, if any underlying index has depreciated, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	5 years
Upside payment:	At least $400 per note (40.00% of the stated principal amount). The actual upside payment will be determined on the pricing date.
Interest:	None

October 2023 Page 2

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $927.70, or within $55.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the upside payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

October 2023 Page 3

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Key Investment Rationale

The Market-Linked Notes offer investors the opportunity to receive a fixed positive return of at least 40.00% (to be determined on the pricing date) if each underlying index appreciates or does not depreciate at all over the term of the notes and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity index-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the possibility of receiving a return of at least 40.00% (to be determined on the pricing date) if the final index value of each underlying index is greater than or equal to the respective initial index value.

Repayment of Principal

The notes offer investors the possibility of receiving a fixed positive return of at least 40.00% (to be determined on the pricing date) if each underlying index appreciates or does not depreciate at all over the term of the notes, while providing for the repayment of principal in full at maturity, subject to our creditworthiness.

Upside Scenario

Each underlying index increases in value or does not depreciate at all, and, at maturity, the investor receives per note the stated principal amount of $1,000 plus the upside payment of at least $400 (40.00% of the stated principal amount). The actual upside payment will be determined on the pricing date.

Par Scenario	One or more of the underlying indices declines, and, at maturity, the notes pay only the stated principal amount of $1,000.

October 2023 Page 4

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. The actual initial index value for each underlying index will be determined on the pricing date. Any payment at maturity on the notes is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical upside payment:	$400 per note (40.00% of the stated principal amount)
Hypothetical initial index value:	With respect to the INDU Index: 34,000 With respect to the SPX Index: 4,000 With respect to the NDX Index: 14,000

EXAMPLE 1: Each of the underlying indices appreciates and so investors receive the stated principal amount plus the upside payment.

Final index value		INDU Index: 56,100
SPX Index: 7,000
NDX Index: 23,800
Index percent change		INDU Index: (56,100 – 34,000) / 34,000 = 65% SPX Index: (7,000 – 4,000) / 4,000 = 75% NDX Index: (23,800 – 14,000) / 14,000 = 70%
Payment at maturity	= =	$1,000 + upside payment $1,000 + $400
	=	$1,400

In example 1, the final index value of each of the INDU Index, the SPX Index and NDX Index is greater than the respective initial index value. The INDU Index has appreciated by 65%, the SPX Index has appreciated by 75% and the NDX Index has appreciated by 70%. Therefore, investors receive at maturity the stated principal amount plus the upside payment of $400. Investors receive $1,400 per note at maturity and do not participate in the appreciation of any of the underlying indices. Although all three underlying indices have appreciated substantially, the return on the notes is limited to the fixed upside payment of $400.

EXAMPLE 2: The final index values of two underlying indices are greater than their respective initial index values, while the final index value of the other underlying index is less than its respective initial index value. Therefore, investors receive only the stated principal amount at maturity.

Final index value		INDU Index: 39,100
		SPX Index: 4,800
		NDX Index: 13,580
Payment at maturity	=	$1,000

In example 2, the final index value of each of the INDU Index and the SPX Index is greater than the respective initial index value, while the final index value of the NDX Index is less than its initial index value. While the INDU Index has appreciated by 15% and the SPX Index has appreciated by 20%, the NDX Index has declined by 3%. Therefore, investors receive at maturity only the stated principal amount of $1,000 per note, without any positive return.

October 2023 Page 5

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

EXAMPLE 3: The final index value of each underlying index is less than its respective initial index value. Therefore, investors receive only the stated principal amount at maturity.

Final index value		INDU Index: 25,500
		SPX Index: 3,800
		NDX Index: 11,480
Payment at maturity	=	$1,000

In example 3, the final index value of each of the INDU Index, the SPX Index and the NDX Index is less than the respective initial index value. The INDU Index has declined by 25%, the SPX Index has declined by 5% and the NDX Index has declined by 18%. Therefore, investors receive at maturity only the stated principal amount of $1,000 per note, without any positive return.

October 2023 Page 6

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

◼The notes do not pay interest and may not pay more than the stated principal amount at maturity. If the final index value of the worst performing underlying index is less than its initial index value, you will receive only the stated principal amount of $1,000 for each note you hold at maturity, without any positive return. As the notes do not pay any interest, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for the repayment of principal at maturity plus the possibility of receiving a return of at least 40.00% (to be determined on the pricing date) if the final index value of each underlying index is greater than or equal to the respective initial index value.

◼The appreciation potential is fixed and limited. Where the final index value of each underlying index is greater than or equal to its respective initial index value, the appreciation potential of the notes is limited to the upside payment of at least $400 per note (40.00% of the stated principal amount, to be determined on the pricing date), even if all three of the underlying indices have appreciated substantially.

◼The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Dow Jones Industrial AverageSM Overview,” “S&P 500® Index Overview” and “NASDAQ-100 Index® Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per note if you try to sell your notes prior to maturity.

◼The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

◼As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be

October 2023 Page 7

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

◼The amount payable on the notes is not linked to the values of the underlying indices at any time other than the determination date. The final index value of each underlying index will be based on the index closing value of such underlying index on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if all three underlying indices appreciate prior to the determination date but the value of any underlying index drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such drop. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the notes may be higher than their respective final index values, the payment at maturity will be based solely on the index closing values on the determination date.

◼The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

￭Investing in the notes is not equivalent to investing in the underlying indices. Investing in the notes is not equivalent to investing in any underlying index or the component stocks of any underlying index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

October 2023 Page 8

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

◼The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will determine the initial index values and the final index values, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying indices. For further information regarding these types of determinations, see “Description of Equity-Linked Notes—Calculation Agent and Calculations,” “—Alternate Exchange Calculation in the Case of an Event of Default” and “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for equity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

◼Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. MS & Co. and some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value of an underlying index, and, therefore, could increase the value at or above which such underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices). Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of an underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying indices).

Risks Relating to the Underlying Indices

◼You are exposed to the price risk of each underlying index. Your return on the notes is not linked to a basket consisting of each underlying index. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying index. Poor performance by any underlying index over the term of the notes will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying indices. If any underlying index depreciates over the term of the notes, you will receive only the $1,000 stated principal amount at maturity, without any positive return on your investment. Accordingly, your investment is subject to the price risk of each underlying index.

October 2023 Page 9

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

◼Because the notes are linked to the performance of the worst performing underlying index, you are exposed to a greater risk of receiving no upside payment than if the notes were linked to just one of the underlying indices. The risk that you will not receive the upside payment is greater if you invest in the notes as opposed to substantially similar notes that are linked to just the performance of one underlying index. With three underlying indices, it is more likely that any underlying index will depreciate below its initial index value as of the determination date than if the notes were linked to only one underlying index. Therefore it is more likely that you will not receive the upside payment.

￭Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of such underlying index. Any of these actions could adversely affect the value of the notes. The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the determination date, the final index value of such underlying index will be an amount calculated based on the prices of the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of such index.

October 2023 Page 10

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

Information as of market close on September 20, 2023:

Bloomberg Ticker Symbol:	INDU
Current Index Value:	34,440.88
52 Weeks Ago:	30,706.23
52 Week High (on 8/1/2023):	35,630.68
52 Week Low (on 9/30/2022):	28,725.51

The following graph sets forth the daily closing values of the INDU Index for the period from January 1, 2018 through September 20, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the INDU Index for each quarter in the same period. The closing value of the INDU Index on September 20, 2023 was 34,440.88. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The INDU Index has at times experienced periods of high volatility, and you should not take the historical values of the INDU Index as an indication of its future performance.

INDU Index Daily Closing Values January 1, 2018 to September 20, 2023

October 2023 Page 11

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Dow Jones Industrial AverageSM	High	Low	Period End
2018
First Quarter	26,616.71	23,533.20	24,103.11
Second Quarter	25,322.31	23,644.19	24,271.41
Third Quarter	26,743.50	24,174.82	26,458.31
Fourth Quarter	26,828.39	21,792.20	23,327.46
2019
First Quarter	26,091.95	22,686.22	25,928.68
Second Quarter	26,753.17	24,815.04	26,599.96
Third Quarter	27,359.16	25,479.42	26,916.83
Fourth Quarter	28,645.26	26,078.62	28,538.44
2020
First Quarter	29,551.42	18,591.93	21,917.16
Second Quarter	27,572.44	20,943.51	25,812.88
Third Quarter	29,100.50	25,706.09	27,781.70
Fourth Quarter	30,606.48	26,501.60	30,606.48
2021
First Quarter	33,171.37	29,982.62	32,981.55
Second Quarter	34,777.76	33,153.21	34,502.51
Third Quarter	35,625.40	33,843.92	33,843.92
Fourth Quarter	36,488.63	34,002.92	36,338.30
2022
First Quarter	36,799.65	32,632.64	34,678.35
Second Quarter	35,160.79	29,888.78	30,775.43
Third Quarter	34,152.01	28,725.51	28,725.51
Fourth Quarter	34,589.77	29,202.88	33,147.25
2023
First Quarter	34,302.61	31,819.14	33,274.15
Second Quarter	34,408.06	32,764.65	34,407.60
Third Quarter (through September 20, 2023)	35,630.68	33,734.88	34,440.88

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

October 2023 Page 12

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on September 20, 2023:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,402.20
52 Weeks Ago:	3,855.93
52 Week High (on 7/31/2023):	4,588.96
52 Week Low (on 10/12/2022):	3,577.03

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2018 through September 20, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on September 20, 2023 was 4,402.20. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2018 to September 20, 2023

October 2023 Page 13

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

S&P 500® Index	High	Low	Period End
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter (through September 20, 2023)	4,588.96	4,369.71	4,402.20

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

October 2023 Page 14

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

NASDAQ-100 Index® Overview

The NASDAQ-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC. The NASDAQ-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the NASDAQ-100 Index® component securities, which are based on the total shares outstanding of each such NASDAQ-100 Index® component security, multiplied by each such security’s respective last sale price on NASDAQ (which may be the official closing price published by NASDAQ), and divided by a scaling factor, which becomes the basis for the reported NASDAQ-100 Index® value. For additional information about the NASDAQ-100 Index®, see the information set forth under “NASDAQ-100 Index®” in the accompanying index supplement.

Information as of market close on September 20, 2023:

Bloomberg Ticker Symbol:	NDX
Current Index Value:	14,969.92
52 Weeks Ago:	11,851.54
52 Week High (on 7/18/2023):	15,841.35
52 Week Low (on 12/28/2022):	10,679.34

The following graph sets forth the daily closing values of the NDX Index for the period from January 1, 2018 through September 20, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the NDX Index for each quarter in the same period. The closing value of the NDX Index on September 20, 2023 was 14,969.92. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The NDX Index has at times experienced periods of high volatility, and you should not take the historical values of the NDX Index as an indication of its future performance.

NDX Index Daily Closing Values January 1, 2018 to September 20, 2023

October 2023 Page 15

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

NASDAQ-100 Index®	High	Low	Period End
2018
First Quarter	7,131.12	6,306.10	6,581.13
Second Quarter	7,280.71	6,390.84	7,040.80
Third Quarter	7,660.18	7,014.55	7,627.65
Fourth Quarter	7,645.45	5,899.35	6,329.96
2019
First Quarter	7,493.27	6,147.13	7,378.77
Second Quarter	7,845.73	6,978.02	7,671.08
Third Quarter	8,016.95	7,415.69	7,749.45
Fourth Quarter	8,778.31	7,550.79	8,733.07
2020
First Quarter	9,718.73	6,994.29	7,813.50
Second Quarter	10,209.82	7,486.29	10,156.85
Third Quarter	12,420.54	10,279.25	11,418.06
Fourth Quarter	12,888.28	11,052.95	12,888.28
2021
First Quarter	13,807.70	12,299.08	13,091.44
Second Quarter	14,572.75	13,001.63	14,554.80
Third Quarter	15,675.76	14,549.09	14,689.62
Fourth Quarter	16,573.34	14,472.12	16,320.08
2022
First Quarter	16,501.77	13,046.64	14,838.49
Second Quarter	15,159.58	11,127.57	11,503.72
Third Quarter	13,667.18	10,971.22	10,971.22
Fourth Quarter	12,041.89	10,679.34	10,939.76
2023
First Quarter	13,181.35	10,741.22	13,181.35
Second Quarter	15,185.48	12,725.11	15,179.21
Third Quarter (through September 20, 2023)	15,841.35	14,694.84	14,969.92

“Nasdaq®,” “NASDAQ-100®” and “NASDAQ-100 Index®” are trademarks of Nasdaq, Inc. See “NASDAQ-100 Index®” in the accompanying index supplement.

October 2023 Page 16

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Additional Terms of the Notes

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:

With respect to the INDU Index, S&P Dow Jones Indices LLC, or any successor thereof.

With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof.

With respect to the NDX Index, Nasdaq, Inc., or any successor thereof.

Denominations:	$1,000 per note and integral multiples thereof
Interest:	None
Bull or bear notes:	Bull notes
Call right:	The notes are not callable prior to the maturity date.
Postponement of maturity date:

If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date of the notes will be postponed to the second business day following the determination date as postponed.

Equity-linked notes:

All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered note holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the payment at maturity on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the notes to the trustee for delivery to the depositary, as holder of the notes, on the maturity date.

October 2023 Page 17

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. We intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders” (“CPDIs”). In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions and based on certain representations made by us, this treatment of the notes is reasonable under current law. Except where stated otherwise, the following discussion is based on the treatment of the notes as “CPDIs.” If you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

Possible Alternative Tax Treatment of an Investment in the Notes

If market conditions change prior to the notes' issuance or if the IRS disagrees with our determination, alternative tax treatments are possible. In particular, there is a risk (which, depending on the likelihood that the maximum amount would be paid, could be substantial) that the notes could be treated as original issue discount debt instruments (that are not CPDIs) with an amount of original issue discount equal to the upside payment. Under this treatment, if you are a U.S. Holder, your annual taxable income from (and adjusted tax basis in) the notes could be greater than if it were based on the comparable yield, and any loss recognized upon a disposition of the notes (including upon maturity) would be capital loss, the deductibility of which is subject to limitations. Accordingly, this alternative treatment could result in adverse tax consequences to you.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

October 2023 Page 18

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the notes borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the stocks constituting the underlying indices, in futures and/or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the value of any underlying index on the pricing date, and, therefore, could potentially increase the value at or above which such underlying index must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes (depending also on the performance of the other underlying indices). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the determination date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of an underlying index, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity (depending also on the performance of the other underlying indices). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the upside payment, such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,

October 2023 Page 19

Morgan Stanley Finance LLC

Market-Linked Notes due October 11, 2028

Based on the Value of the Worst Performing of the Dow Jones Industrial AverageSM, the S&P 500® Index and the NASDAQ-100 Index®

Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for Equity-Linked Notes, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for Equity-Linked Notes, in the index supplement or in the prospectus.

October 2023 Page 20